Exhibit 4.40

FIRST AMENDMENT TO CONVERTIBLE LOAN AGREEMENTS

This First Amendment (this “Amendment”) to those certain Convertible Loan Agreements, dated as of February 23, 2023 (the “First Convertible Loan Agreement”), June 11, 2023 (the “Second Convertible Loan Agreement”) and July 7, 2023 (the “Third Convertible Loan Agreement”, and together with the First Convertible Loan Agreement and the Second Convertible Loan Agreement: the “Convertible Loan Agreements”), by and among HUB Cyber Security Ltd., a company organized under the laws of the State ofisrael (the “Company”), the original lender, Shayna LP, a hedge fund registered in the Cayman Islands (“Shayna”), and Akina Holding Limited (the “Lender”) to which all of Shayna’s rights under the Convertible Loan Agreements, with the exception of consulting and brokerage fee under section 5 of the Third Loan Agreement, were sold to, is made and as of March 31, 2024 (the “Signing Date”), but will only enter into effect upon its approval by the Board of Directors of the Company (the “Effective Date”) by and among the Company, Shayna and the Lender (collectively the “Parties”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement.

WHEREAS the Parties desire to amend the Convertible Loan Agreements, as set forth herein in a written instrument signed by the Company, Shayna and the Lender;

NOW THEREFORE, in consideration of the premises and covenants set forth herein and in the Loan Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree to amend the Convertible Loan Agreements, as follows:

1. Amendment and Restatement of Section 3.8 in the Third Convertible Loan Agreement. Section 3.8 in the Third Convertible Loan Agreement is hereby amended and restated in its entirety as follows:

“In the three Convertible Loan Agreements, the Lender and Shayna reserve the right to demand from the Company, in a written notice (hereinafter: the “Conversion Notice”), at any time and ji-om time to time, to repay each of the Loans, in whole or in part (to the extent not previously converted), at the Lender’s and/or Shayna sole discretion, by way of conversion to the Company’s shares, up to a total of 5,129,375 shares for the entire Loans (calculated under an agreed USDINIS rate of 3.65, and at a conversion price of $0.9), of which the lender will be entitled to convert for up to 75.98% of the Loans (constituting 3,897,455 shares) and Shayna will be entitled to convert for up to 24.02% of the Loans (constituting l,23I,920 shares).”

2. Amendment and Restatement of Section 3.6 in the First Convertible Loan Agreement and of Section 3.12 in the Third Convertible Loan Agreement. Section 3.6 in the First Convertible Loan Agreement and Section 3.12 in the Third Convertible Loan Agreement are hereby amended and restated in their entirety as follows:

“In addition to the allocation of the shares for the Loans, as mentioned, the Lender and Shayna will be allocated, without additional consideration, 5,129,375 warrants in total and this against and.for the First Convertible Loan, the Second Convertible loan and.for The Third Convertible Loan as defined above (calculated under an agreed USDINIS rate of 3.65, and at a conversion price of $0.9), of which the Lender will receive 3,897,455 warrants and Shayna will receive J,23I,920 warrants, exercisable at an exercise price of $0.9 up to 24 months.from the Effective Date of this Amendment, and subject to the sole discretion of Lender or of Shayna respectively.”

3. Limitation on Beneficial Ownership. Notwithstanding anything to the contrary contained in the Convertible Loan Agreements or in this Amendment, the Lender shall not be entitled to convert and/or receive any ordinary shares and/or exercise any warrants, to the extent (but only to the extent), after giving effect to the issuance of ordinary shares of the Company, the Lender or any of its affiliates, or Shayna or any of its affiliates (for each of the Lender and Shayna - either individually or collectively) would beneficially own in excess of 4.99% of the number of ordinary shares of the Company then outstanding, as calculated in accordance with Section 13(d) of the 1934 Act (the “Maximum Percentage”). To the extent the above limitation applies, the determination of whether this any shares shall be issued and/or converted and/or any warrants shall be exercised pursuant to the Convertible Loan Agreements (vis-a-vis any convertible, exercisable or exchangeable securities owned by the Lender or any of its affiliates or by Shayna or any of its affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by the Lender or by Shayna) shall, subject to such Maximum Percentage limitation, be detennined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability to convert or exchange any note pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility or exchangeability. For the purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be detern1ined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation, and, in addition, with the intention that Section 328 to the Israeli Companies Law, 1999, shall not apply to any of the transactions contemplated under the Convertible Loan Agreements. The limitations contained in this paragraph shall apply to a successor Lender or of Shayna. The holders of ordinary shares of the Company shall be third party beneficiaries of this paragraph and the Company may not waive this paragraph without the consent of holders of a majority of its ordinary shares. For any reason at any time, upon the written or oral request of the Lender or of Shayna, the Company shall within two (2) Business Days confirm orally and in writing to the Lender or to Shayna the number of ordinary shares of the Company then outstanding, including by virtue of any prior conversion or exercise or exchange of convertible or exercisable or exchangeable securities into ordinary shares of the Company, including, without limitation, pursuant to the Convertible Loan Agreements or securities issued pursuant to the Convertible Loan Agreements.

4. Conditions to Effectiveness. This Amendment shall only be effective as of the Effective Date, if and when it has been duly approved by the Board of Directors of the Company, at its sole discretion.

5. Continued Validity of the Convertible Loan Agreements. Except as specifically amended hereby, the Convertible Loan Agreements shall remain in full force and effect and all of the rights and obligations of each of the Lender, Shayna and the Company under the Convertible Loan Agreements are affirmed. In the event of a conflict between this Amendment and the Convertible Loan Agreements, this Amendment shall control. All references in any of the the Convertible Loan Agreements shall hereafter refer to the Convertible Loan Agreements as amended hereby.

6. Governing Law; Dispute Resolution. This Amendment shall be governed by and construed in accordance with the laws of the State oflsrael, without reference to principles of conflict of laws or choice of laws.

7. Counterparts. This Amendment may be executed in two or more counterparts (including facsimile or “pdf” counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In proving this Amendment, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Each party hereto hereby agrees that this Amendment and any other document to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Amendment or such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

[Signatures page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

COMPANY:

HUB CYBER SECURITY LTD.

By:	/s/ Noah Hershcoviz
Name:	Noah Hershcoviz
Title:	CEO

By:	/s/ Osher Partok Rheinisch
Name:	Osher Partok Rheinisch
Title:	CLO

Lender:

Akina Holding Limited

By:	/s/ Jolanta Narmontaite
Name:	Jolanta Narmontaite
Title:	Director

SHAYNA:

Shayna LP

By:	/s/ Avraham Levin
Name:	Avraham Levin
Title:	CEO